EXHIBIT 21


21.  Subsidiaries of the Corporation at December 31, 1999:

				    Incorporated in         Percent Owned
Subsidiary                           the State of        by the Corporation


Beverly National Bank                Massachusetts               100%

Cabot Street Realty Trust            Massachusetts               100%